Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Stephanie Sheppard, 312.780.5399
amanda.bryant@hyatt.com	stephanie.sheppard@hyatt.com

HYATT REPORTS SECOND QUARTER 2017 RESULTS
Comparable U.S. and Systemwide RevPAR Increased 1.4% and 2.9%, Respectively
Raises Full-Year Outlook for RevPAR and Adjusted EBITDA

CHICAGO (August 3, 2017) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported second quarter 2017 financial results. Net income attributable to Hyatt was $87 million, or $0.68 per diluted share, in the second quarter of 2017, compared to $67 million, or $0.49 per diluted share, in the second quarter of 2016. Adjusted net income attributable to Hyatt was $66 million, or $0.52 per diluted share, in the second quarter of 2017, compared to $87 million, or $0.64 per diluted share, in the second quarter of 2016. Refer to the table on page 4 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended June 30, 2017.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "Our second quarter results reflect the strength of the Hyatt brands, demonstrating continued, upward momentum in our business. In the first six months of the year, net income increased 56% and Adjusted EBITDA grew 9%, driven by comparable RevPAR growth of nearly 4% and the ongoing expansion of our portfolio. We continue to expand at a rapid pace, with hotel rooms up 7% versus prior year and a pipeline of signed deals representing 37% of our current rooms inventory."

Second quarter of 2017 financial highlights as compared to the second quarter of 2016 are as follows:

•	Net income increased 30.5% to $87 million.

•	Adjusted EBITDA increased 0.6% to $229 million, up 1.3% in constant currency.

•	Comparable systemwide RevPAR increased 2.9%, including a decrease of 1.2% at comparable owned and leased hotels.

•	Comparable U.S. hotel RevPAR increased 1.4%; full service and select service hotel RevPAR increased 1.3% and 1.5%, respectively.

•	Comparable owned and leased hotels operating margins decreased 120 basis points to 26.2%.

•
Adjusted EBITDA margin decreased 140 basis points to 31.7%, in constant currency. The redemption of the Company's preferred investment in Playa Hotels & Resorts in the first quarter negatively impacted margin by 100 basis points.

•	Net hotel and net rooms growth was 10% and 7%, respectively.

Mr. Hoplamazian continued, "With the second quarter sales of Hyatt Regency Grand Cypress and Hyatt Regency Louisville subject to long-term management and franchise agreements, respectively, we have made good progress toward our goal of being a net seller of assets in 2017 while sustaining solid earnings growth and returning meaningful capital to our shareholders. Given the strength of our first half operating results, we have increased our full-year outlook for RevPAR and Adjusted EBITDA. We remain focused

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

on super-serving the needs of high-end travelers and are confident that we are taking the right steps to create long-term value for our customers and shareholders."

Second quarter of 2017 financial results as compared to the second quarter of 2016 are as follows:

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA decreased 8.5% (7.9% in constant currency) including a 34.8% decrease in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. The decrease in total segment Adjusted EBITDA was driven by disposition activity as well as weak group demand at full service hotels in the U.S., due primarily to the shift in Easter holiday timing. Refer to the table on page 17 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to total owned and leased hotels segment Adjusted EBITDA.
Owned and leased hotels segment revenues increased 0.5% (1.0% in constant currency). RevPAR for comparable owned and leased hotels decreased 1.2%. Occupancy decreased 110 basis points and ADR increased 0.2%.
The following hotels were removed from the owned and leased hotels portfolio as they were sold in the second quarter:

•
Hyatt Regency Grand Cypress (815 rooms) and Hyatt Regency Louisville (393 rooms). The hotels continue to be Hyatt-branded, with Hyatt Regency Grand Cypress operating under a long-term management agreement and Hyatt Regency Louisville operating under a long-term franchise agreement.

Management and Franchise Fees
Total fee revenue increased 12.0% (12.5% in constant currency) to $130 million, primarily driven by new hotels. Base management fees increased 5.4% to $52 million and incentive management fees increased 11.5% to $34 million. Franchise fees increased 8.3% to $29 million. Other fee revenues increased $6 million (or 60.2%) to $15 million, primarily due to a $5 million management agreement termination fee related to a hotel conversion to franchised.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 9.4% (9.5% in constant currency). RevPAR for comparable Americas full service hotels increased 1.6%; occupancy increased 20 basis points and ADR increased 1.4%. Adjusting for the shift in Easter holiday timing, RevPAR for comparable Americas full service hotels would have increased 3.2%. RevPAR for comparable Americas select service hotels increased 1.8%; occupancy increased 70 basis points and ADR increased 1.0%. Revenue from management, franchise and other fees increased 9.2% (consistent with change in constant currency).
Transient rooms revenue at comparable U.S. full service hotels increased 2.7%; room nights increased 1.1% and ADR increased 1.6%. Group rooms revenue at comparable U.S. full service hotels decreased 1.8%; room nights decreased 2.1% and ADR increased 0.3%. Group demand was negatively impacted by the shift of the Easter holiday into April.
The following 14 hotels were added to the portfolio in the second quarter:

•	Hyatt Place Austin / Round Rock (franchised, 138 rooms)

•	Hyatt Place Austin Airport (franchised, 139 rooms)

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

•	Hyatt Place Boise / Downtown (franchised, 150 rooms)

•	Hyatt Place Chapel Hill / Southern Village (franchised, 110 rooms)

•	Hyatt Place Cincinnati / Sharonville Convention Center (franchised, 125 rooms)

•	Hyatt Place Dallas / Allen (franchised, 104 rooms)

•	Hyatt Place Dallas / The Colony (franchised, 107 rooms)

•	Hyatt Place Madison / Verona (franchised, 136 rooms)

•	Hyatt Place Sarasota / Lakewood Ranch (franchised, 122 rooms)

•	Hyatt House Anchorage (franchised, 144 rooms)

•	Hyatt House Austin / Downtown (franchised, 190 rooms)

•	Hyatt House Mexico City / Santa Fe, Mexico (franchised, 119 rooms)

•	Hyatt House New York / Chelsea (franchised, 150 rooms)

•	Hyatt House Virginia Beach / Oceanfront (franchised, 156 rooms)

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 33.0% (36.7% in constant currency). RevPAR for comparable ASPAC full service hotels increased 7.2%, driven by strong RevPAR growth in China. Occupancy increased 590 basis points and ADR decreased 1.6%. Revenue from management, franchise and other fees increased 18.7% (21.1% in constant currency).
The following six hotels were added to the portfolio in the second quarter:

•	Park Hyatt Bangkok, Thailand (managed, 222 rooms)

•	Hyatt Regency Shanghai Global Harbor, China (managed, 318 rooms)

•	Hyatt Place Foshan Lishui, China (managed, 152 rooms)

•	Hyatt Place Melbourne, Essendon Fields, Australia (managed, 166 rooms)

•	Hyatt Place Yinchuan Dayuecheng, China (managed, 203 rooms)

•	Hyatt House Yinchuan Dayuecheng, China (managed, 103 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased 3.6% (4.2% in constant currency). RevPAR for comparable EAME/SW Asia full service hotels increased 5.1%, driven by strength in the United Kingdom, Germany and India, partially offset by continued softness in Switzerland. Occupancy increased 330 basis points and ADR decreased 0.1%. Revenue from management, franchise and other fees increased 2.1% (2.7% in constant currency).
The following two hotels were added to the portfolio in the second quarter:

•	Hyatt Regency Amsterdam, Netherlands (managed, 211 rooms)

•	Hyatt Place Rameswaram, India (managed, 101 rooms)

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

Corporate and Other
Corporate and other Adjusted EBITDA increased 2.3% (2.2% in constant currency), primarily driven by the acquisition of Miraval and increased revenues related to the Company's co-branded credit card program. This increase in Adjusted EBITDA was partially offset by higher expenses related to marketing spend to support the launch of the World of Hyatt platform.
Corporate and other revenues increased $20 million, or 172.1% (consistent with change in constant currency), primarily driven by the Miraval acquisition and higher revenue from the Company's co-branded credit card program.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 20.8%, inclusive of rabbi trust impact and stock- based compensation. Adjusted selling, general, and administrative expenses increased $10 million (or 15.7%), driven primarily by the acquisition of Miraval and marketing spend for the World of Hyatt launch. Refer to the table on page 10 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Twenty-two hotels (or 3,366 rooms) were added in the second quarter of 2017, each of which is listed above. The Company's net rooms increased 7%, compared to the second quarter of 2016. The Company is on pace to add approximately 60 hotels in the 2017 fiscal year.
As of June 30, 2017, the Company had executed management or franchise contracts for approximately 300 hotels (or approximately 66,000 rooms), compared to the expectation for 305 hotels and 66,000 rooms (unchanged) as of March 31, 2017. The executed contracts represent important potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented.

SHARE REPURCHASE
There were no share repurchases during the second quarter of 2017. During the first quarter, Hyatt entered into an accelerated share repurchase (ASR) agreement to repurchase $300 million of the Company's Class A common stock. The final settlement of the ASR is expected to occur during the third quarter of 2017, at which point open market share repurchases are expected to resume. As of July 28, 2017, the Company had approximately $509 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
During the second quarter, the Company completed the following transactions:

•	In separate transactions, the Company sold Hyatt Regency Grand Cypress and Hyatt Regency Louisville for approximately $202 million and $65 million of net pretax cash proceeds, respectively.

BALANCE SHEET / OTHER ITEMS
As of June 30, 2017, the Company reported the following:

•	Total debt of $1.7 billion.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

•	Pro rata share of unconsolidated hospitality venture debt of $565 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $400 million, restricted cash of $340 million and short-term investments of $51 million.

•	Undrawn borrowing availability of $1.3 billion under the Company's revolving credit facility.

2017 OUTLOOK
The Company is reaffirming the following information for the 2017 fiscal year:

•
Adjusted selling, general, and administrative expenses are expected to be approximately $310 million. This excludes approximately $31 million of stock-based compensation expense and any potential expenses related to benefit programs funded through rabbi trusts.

•	Other income (loss), net is expected to be negatively impacted by approximately $80 million related to performance guarantee expense for the four managed hotels in France.

•	The effective tax rate is expected to be approximately 36% to 38%.

•	The Company expects to open approximately 60 hotels.
The Company is revising the following information for the 2017 fiscal year:

•	Comparable systemwide RevPAR is expected to increase approximately 1% to 3%, as compared to fiscal year 2016. The Company's previous expectation was 0% to 2%.

•	Net income is expected to be approximately $173 million to $201 million, compared to the previous expectation of $123 million to $159 million.

•
Adjusted EBITDA is expected to be approximately $795 million to $815 million, compared to the previous expectation of $769 million to $804 million. These estimates reflect a $10 million reduction related to hotel dispositions in the second quarter of 2017. These estimates also include a negative impact from foreign currency of approximately $10 million (low end of the forecast) to $5 million (high end of the forecast), compared to the previous expectation of $15 million to $10 million. Refer to the table on page 3 of the schedules for a reconciliation of the Company's forecast for Net Income attributable to Hyatt to Adjusted EBITDA, a non-GAAP measure.

•
Capital expenditures are expected to be approximately $350 million, compared to the previous expectation of $375 million. The decrease is attributable to recent hotel dispositions and a reduction in corporate development projects.

•	Depreciation and amortization expense is expected to be approximately $362 million to $366 million, compared to the previous expectation of $376 million to $380 million.

•	Interest expense is expected to be approximately $80 million, compared to the previous expectation of $83 million.

Hyatt's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, August 3, 2017, at 10:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com, or by dialing 647.788.4901 or 877.201.0168, passcode #48207425, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:30 p.m. CT on August 3, 2017 through August 4, 2017 at midnight by dialing 416.621.4642, passcode #48207425. Additionally, an archive of the webcast will be available on the Company’s website for 90 days.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on www.hyatt.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	interest expense;

•	provision for income taxes;

•	depreciation and amortization;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate; and

•	other income (loss), net.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is the chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions.
Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by accounting principles generally accepted in the United States of America (GAAP). There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues, net of other revenues from managed properties. Other revenues from managed properties reflect reimbursed costs incurred on behalf of managed hotel property owners. We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income
Adjusted net income, as we definite it, is a non-GAAP measure. We define Adjusted net income as net income attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We believe Adjusted net income provides meaningful comparisons of ongoing operating results.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis since it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income. We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable systemwide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service or select service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable operated hotels" is defined the same as "comparable systemwide hotels" with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable systemwide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These adjusted amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry. RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, our expected adjusted SG&A expense, our estimated comparable systemwide RevPAR growth, our estimated Adjusted EBITDA growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills, nuclear incidents and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third-party owners; the impact of hotel renovations; risks associated with our capital allocation plans and common stock repurchase program, including the amount and timing of share repurchases and the risk that our common stock repurchase program could increase volatility and fail to enhance stockholder value; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with colleagues and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; the possible inability of third-party owners, franchisees or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); unforeseen terminations of our management or franchise agreements; changes in federal, state, local or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; our ability to successfully implement our new global loyalty platform, and the level of acceptance of the new program by our guests; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 13 premier brands. As of June 30, 2017 the Company's portfolio included 731 properties in 56 countries. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to create value for shareholders, build relationships with guests and attract the best colleagues in the industry. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric®, The Unbound Collection by Hyatt™, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™ and Hyatt Residence Club® brand names and have locations on six continents. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
3.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA Forecast
4.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended June 30, 2017 and June 30, 2016

5.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Six Months Ended June 30, 2017 and June 30, 2016

6.	Segment Financial Summary
7.	Hotel Chain Statistics - Comparable Locations
8.	Hotel Brand Statistics - Comparable Locations
9.	Fee Summary
10.	Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
11.	Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
12.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
13.	Capital Expenditures and Investment Spending Summary
14. - 15.	Properties and Rooms / Units by Geography
16.	Properties and Rooms / Units by Brand
17. - 18.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA - Three Months Ended June 30, 2017

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2017 and June 30, 2016
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES:
Owned and leased hotels	$577	$559	$1,149	$1,075
Management and franchise fees	130	115	252	222
Other revenues	15	11	37	20
Other revenues from managed properties (a)	473	480	944	937
Total revenues	1,195	1,165	2,382	2,254
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	430	413	857	802
Depreciation and amortization	91	86	182	167
Other direct costs	6	9	25	15
Selling, general, and administrative	90	75	189	163
Other costs from managed properties (a)	473	480	944	937
Direct and selling, general, and administrative expenses	1,090	1,063	2,197	2,084
Net gains and interest income from marketable securities held to fund operating programs	10	7	25	8
Equity earnings (losses) from unconsolidated hospitality ventures	1	19	(2)	21
Interest expense	(20)	(20)	(41)	(37)
Gain (losses) on sales of real estate	34	(21)	34	(21)
Other income (loss), net	2	1	42	(3)
INCOME BEFORE INCOME TAXES	132	88	243	138
PROVISION FOR INCOME TAXES	(45)	(21)	(86)	(37)
NET INCOME	87	67	157	101
NET INCOME AND ACCRETION ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$87	$67	$157	$101

EARNINGS PER SHARE - Basic
Net income	$0.69	$0.50	$1.23	$0.75
Net income attributable to Hyatt Hotels Corporation	$0.69	$0.50	$1.23	$0.75
EARNINGS PER SHARE - Diluted
Net income	$0.68	$0.49	$1.22	$0.74
Net income attributable to Hyatt Hotels Corporation	$0.68	$0.49	$1.22	$0.74

Basic share counts	125.5	134.0	127.6	134.6
Diluted share counts	126.8	134.9	128.9	135.4
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes these reimbursed costs in direct and selling, general, and administrative expenses. These costs relate primarily to payroll costs where the Company is the employer, as well as reservations, marketing, loyalty program and technology costs.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
For the Three and Six Months Ended June 30, 2017 and June 30, 2016

Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to Hyatt Hotels Corporation	$87	$67	$157	$101
Interest expense	20	20	41	37
Provision for income taxes	45	21	86	37
Depreciation and amortization	91	86	182	167
EBITDA	243	194	466	342
Equity (earnings) losses from unconsolidated hospitality ventures	(1)	(19)	2	(21)
Stock-based compensation expense	5	4	21	20
(Gains) losses on sales of real estate	(34)	21	(34)	21
Other (income) loss, net	(2)	(1)	(42)	3
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	18	28	44	56
Adjusted EBITDA	$229	$227	$457	$421

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA Forecast
For the Year Ended December 31, 2017

No additional disposition or acquisition activity has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
(in millions)

	2017 Forecast Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$173	$201
Interest expense	80	80
(Benefit) provision for income taxes	107	114
Depreciation and amortization	366	362
EBITDA	726	757
Equity (earnings) losses from unconsolidated hospitality ventures	(2)	(2)
Stock-based compensation expense	31	31
(Gains) losses on sales of real estate and other	(34)	(34)
Other (income) loss, net	(1)	(16)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	75	79
Adjusted EBITDA	$795	$815

Adjusted EBITDA (as reported) growth, compared to prior year	1%	4%
Negative impact of foreign exchange	$10	$5
Adjusted EBITDA (in constant currency) growth, compared to prior year	3%	4%

Adjusted EBITDA (in constant currency) growth, compared to prior year excluding Playa (a)	5%	7%

(a) Excludes Hyatt's pro rata share of Adjusted EBITDA from Playa of $34 million in 2016 and $14 million in 2017.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended June 30, 2017 and June 30, 2016

Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted Net Income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended June 30,
		2017	2016
Net income attributable to Hyatt Hotels Corporation		$87	$67
Earnings per diluted share		$0.68	$0.49
Special items
(Gains) losses on sales of real estate (a)	Gains (losses) on sales of real estate	(34)	21
Unconsolidated hospitality venture impairment (b)	Equity earnings (losses) from unconsolidated hospitality ventures	—	2
Other (c)	Other income (loss), net	—	9
Total special items - pre-tax		(34)	32
Income tax benefit (provision) for special items	Provision for income taxes	13	(12)
Total special items - after-tax		(21)	20
Special items impact per diluted share		$(0.16)	$0.15
Adjusted net income attributable to Hyatt Hotels Corporation		$66	$87
Earnings per diluted share, adjusted for special items		$0.52	$0.64
(a) (Gains) losses on sales of real estate - During the three months ended June 30, 2017, we recognized a $35 million gain on the sale of Hyatt Regency Louisville, partially offset by a $1 million loss on the sale of land and construction in progress to an unconsolidated hospitality venture, in which Hyatt has a 50% ownership interest. During the three months ended June 30, 2016, we recorded a $21 million loss on the sale of Andaz 5th Avenue.
(b) Unconsolidated hospitality venture impairment - During the three months ended June 30, 2016, we recorded a $2 million impairment charge related to an unconsolidated hospitality venture.
(c) Other - During the three months ended June 30, 2016, Other included a loss on the redemption of a cost method investment, debt settlement costs related to the redemption of our 2016 Senior Notes, transaction costs and a provision on a developer loan based on our assessment of collectability.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Six Months Ended June 30, 2017 and June 30, 2016

Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted Net Income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Six Months Ended June 30,
		2017	2016
Net income attributable to Hyatt Hotels Corporation		$157	$101
Earnings per diluted share		$1.22	$0.74
Special items
Realized losses on redemption of preferred stock (a)	Other income (loss), net	40	—
(Gains) losses on sales of real estate (b)	Gains (losses) on sales of real estate	(34)	21
Gains on sales of real estate held by an unconsolidated hospitality venture (c)	Equity earnings (losses) from unconsolidated hospitality ventures	(2)	—
Unconsolidated hospitality venture impairment (d)	Equity earnings (losses) from unconsolidated hospitality ventures	—	2
Other (e)	Other income (loss), net	2	9
Total special items - pre-tax		6	32
Income tax provision for special items	Provision for income taxes	(1)	(12)
Total special items - after-tax		5	20
Special items impact per diluted share		$0.03	$0.15
Adjusted net income attributable to Hyatt Hotels Corporation		$162	$121
Earnings per diluted share, adjusted for special items		$1.25	$0.89
(a) Realized losses on redemption of preferred stock - During the six months ended June 30, 2017, Playa redeemed 34,468,193 of our preferred shares plus accrued and unpaid paid in kind dividends thereon for $290 million. We recognized $40 million of realized losses, which were the result of the difference between the fair value of the initial investment and the contractual redemption price.
(b) (Gains) losses on sales of real estate - During the six months ended June 30, 2017, we recognized a $35 million gain on the sale of Hyatt Regency Louisville, partially offset by a $1 million loss on the sale of land and construction in progress to an unconsolidated hospitality venture, in which Hyatt has a 50% ownership interest. During the six months ended June 30, 2016, we recorded a $21 million loss on the sale of Andaz 5th Avenue.
(c) Gains on sales of real estate held by an unconsolidated hospitality venture - During the six months ended June 30, 2017, an unconsolidated hospitality venture sold a Hyatt Place hotel, for which we recognized a gain of $2 million.
(d) Unconsolidated hospitality venture impairment - During the six months ended June 30, 2016, we recorded a $2 million impairment charge related to an unconsolidated hospitality venture.
(e) Other - During the six months ended June 30, 2017, Other included transaction costs related to the Miraval acquisition. During the six months ended June 30, 2016, Other included a loss on the redemption of a cost method investment, debt settlement costs related to the redemption of our 2016 Senior Notes, transaction costs and a provision on a developer loan based on our assessment of collectability.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended June 30,						Six Months Ended June 30,
	2017	2016	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2017	2016	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)
Revenues
Owned and leased hotels total revenues	$562	$559	$3	0.5%	$6	1.0%	$1,133	$1,075	$58	5.4%	$65	6.1%
Americas management and franchising	109	100	9	9.2%	9	9.2%	213	191	22	11.5%	22	11.6%
ASPAC management and franchising	27	22	5	18.7%	6	21.1%	52	44	8	17.4%	9	19.2%
EAME/SW Asia management and franchising	17	16	1	2.1%	1	2.7%	33	32	1	2.1%	1	3.0%
Corporate and other (a)	33	13	20	172.1%	20	172.1%	59	22	37	173.2%	37	173.2%
Eliminations (b)	(26)	(25)	(1)	(9.1)%	(1)	(9.7)%	(52)	(47)	(5)	(12.1)%	(5)	(13.0)%
Adjusted revenues	$722	$685	$37	5.1%	$41	5.6%	$1,438	$1,317	$121	9.2%	$129	9.8%
Other revenues from managed properties	473	480	(7)	(1.0)%	(7)	(1.0)%	944	937	7	0.9%	7	0.9%
Total revenues	$1,195	$1,165	$30	2.6%	$34	2.9%	$2,382	$2,254	$128	5.7%	$136	6.1%

Adjusted EBITDA
Owned and leased hotels	$118	$121	$(3)	(2.5)%	$(2)	(1.6)%	$235	$224	$11	4.9%	$13	6.1%
Pro rata share of unconsolidated hospitality ventures	18	28	(10)	(34.8)%	(10)	(35.2)%	44	56	(12)	(21.5)%	(12)	(21.9)%
Total owned and leased hotels	136	149	(13)	(8.5)%	(12)	(7.9)%	279	280	(1)	(0.4)%	1	0.5%
Americas management and franchising	97	89	8	9.4%	8	9.5%	187	165	22	13.4%	22	13.6%
ASPAC management and franchising	16	12	4	33.0%	5	36.7%	31	24	7	30.3%	8	32.6%
EAME/SW Asia management and franchising	9	8	1	3.6%	1	4.2%	17	16	1	3.7%	1	4.7%
Corporate and other (a)	(29)	(31)	2	2.3%	2	2.2%	(58)	(64)	6	8.6%	6	8.5%
Eliminations (c)	—	—	—	NM	—	NM	1	—	1	NM	1	NM
Adjusted EBITDA	$229	$227	$2	0.6%	$4	1.3%	$457	$421	$36	8.5%	$39	9.3%

Adjusted EBITDA Margin %	31.7%	33.1%	(1.4)%	(1.4)%	31.8%	32.0%	(0.2)%	(0.1)%

(a)	Includes results of Miraval.

(b)
These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card.

(c)	Adjusted EBITDA eliminations include expenses recorded by our owned and leased hotels related to billings for depreciation on technology-related capital assets.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended June 30,					Six Months Ended June 30,
	2017	2016	Change		Change (in constant $)	2017	2016	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)

Comparable owned and leased hotels (37)
ADR	$225.49	$226.26	(0.3)%		0.2%	$227.86	$227.40	0.2%		0.9%
Occupancy	79.4%	80.5%	(1.1)%	pts		77.3%	77.5%	(0.2)%	pts
RevPAR	$179.05	$182.17	(1.7)%		(1.2)%	$176.08	$176.19	(0.1)%		0.6%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (153)
ADR	$206.25	$203.73	1.2%		1.4%	$206.48	$201.71	2.4%		2.5%
Occupancy	80.1%	79.9%	0.2%	pts		76.1%	75.6%	0.5%	pts
RevPAR	$165.17	$162.81	1.4%		1.6%	$157.22	$152.42	3.2%		3.3%

Select service hotels (298)
ADR	$139.32	$137.93	1.0%		1.0%	$137.77	$135.35	1.8%		1.8%
Occupancy	82.3%	81.6%	0.7%	pts		78.2%	77.5%	0.7%	pts
RevPAR	$114.60	$112.61	1.8%		1.8%	$107.73	$104.84	2.8%		2.8%

ASPAC
Full service hotels (70)
ADR	$198.05	$204.52	(3.2)%		(1.6)%	$200.26	$206.68	(3.1)%		(2.2)%
Occupancy	72.2%	66.3%	5.9%	pts		70.5%	64.9%	5.6%	pts
RevPAR	$142.92	$135.57	5.4%		7.2%	$141.09	$134.11	5.2%		6.2%

EAME/SW Asia
Full service hotels (63)
ADR	$186.07	$189.58	(1.9)%		(0.1)%	$179.54	$185.36	(3.1)%		(1.3)%
Occupancy	66.0%	62.7%	3.3%	pts		66.1%	62.6%	3.5%	pts
RevPAR	$122.85	$118.93	3.3%		5.1%	$118.61	$116.06	2.2%		4.1%

Select service hotels (10)
ADR	$93.21	$90.71	2.8%		3.0%	$96.58	$96.59	—%		0.5%
Occupancy	72.2%	63.5%	8.7%	pts		70.9%	63.2%	7.7%	pts
RevPAR	$67.30	$57.59	16.9%		17.2%	$68.45	$61.07	12.1%		12.7%

Comparable systemwide hotels (595) (b)
ADR	$183.54	$183.17	0.2%		0.7%	$183.05	$181.55	0.8%		1.2%
Occupancy	77.8%	76.2%	1.6%	pts		74.6%	72.8%	1.8%	pts
RevPAR	$142.81	$139.50	2.4%		2.9%	$136.64	$132.22	3.3%		3.8%
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Comparable systemwide hotels include one select service hotel in ASPAC, which is not included in the ASPAC full service hotel statistics.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Location

	Three Months Ended June 30,					Six Months Ended June 30,
	2017	2016	Change		Change (in constant $)	2017	2016	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels) (a)

Park Hyatt (37)
ADR	$316.87	$318.71	(0.6)%		0.3%	$321.71	$324.53	(0.9)%		(0.4)%
Occupancy	69.0%	66.9%	2.1%	pts		67.7%	66.2%	1.5%	pts
RevPAR	$218.75	$213.25	2.6%		3.5%	$217.71	$214.97	1.3%		1.7%

Grand Hyatt (43)
ADR	$223.60	$227.25	(1.6)%		(1.1)%	$223.31	$224.53	(0.5)%		(0.4)%
Occupancy	77.2%	73.2%	4.0%	pts		75.2%	71.4%	3.8%	pts
RevPAR	$172.57	$166.45	3.7%		4.2%	$167.96	$160.27	4.8%		5.0%

Hyatt Regency (162)
ADR	$179.10	$178.39	0.4%		1.0%	$179.00	$176.77	1.3%		1.8%
Occupancy	76.1%	74.6%	1.5%	pts		72.7%	70.9%	1.8%	pts
RevPAR	$136.28	$133.11	2.4%		3.0%	$130.15	$125.26	3.9%		4.5%

Hyatt (18)
ADR	$178.64	$173.97	2.7%		3.1%	$166.82	$163.29	2.2%		2.7%
Occupancy	72.5%	73.5%	(1.0)%	pts		73.3%	72.2%	1.1%	pts
RevPAR	$129.55	$127.95	1.2%		1.7%	$122.27	$117.90	3.7%		4.2%

Andaz (12)
ADR	$344.46	$339.45	1.5%		3.7%	$337.33	$334.90	0.7%		2.9%
Occupancy	83.7%	84.2%	(0.5)%	pts		79.7%	81.5%	(1.8)%	pts
RevPAR	$288.42	$285.95	0.9%		3.0%	$268.79	$272.88	(1.5)%		0.6%

Hyatt Centric (12)
ADR	$238.68	$245.30	(2.7)%		(2.7)%	$229.63	$233.74	(1.8)%		(1.8)%
Occupancy	89.4%	87.3%	2.1%	pts		85.1%	83.5%	1.6%	pts
RevPAR	$213.28	$214.13	(0.4)%		(0.4)%	$195.40	$195.20	0.1%		0.1%

Hyatt Place (244)
ADR	$133.14	$131.93	0.9%		1.0%	$131.56	$129.22	1.8%		1.9%
Occupancy	81.2%	80.1%	1.1%	pts		77.5%	76.4%	1.1%	pts
RevPAR	$108.17	$105.69	2.3%		2.4%	$101.99	$98.71	3.3%		3.4%

Hyatt House (65)
ADR	$153.72	$152.26	1.0%		1.0%	$152.90	$151.24	1.1%		1.1%
Occupancy	84.3%	84.2%	0.1%	pts		79.6%	79.1%	0.5%	pts
RevPAR	$129.62	$128.25	1.1%		1.1%	$121.66	$119.56	1.8%		1.8%
(a) Comparable systemwide hotels include two hotels within The Unbound Collection by Hyatt, which is not listed in the hotel brand statistics.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Fees
Base management fees	$52	$49	$3	5.4%	$99	$94	$5	5.1%
Incentive management fees	34	30	4	11.5%	69	60	9	14.3%
Franchise fees	29	27	2	8.3%	56	50	6	11.9%
Other fee revenues (a)	15	9	6	60.2%	28	18	10	53.8%
Total management and franchise fees	$130	$115	$15	12.0%	$252	$222	$30	13.1%
(a) Total other fee revenues includes amortization of deferred gains, resulting from the sales of hotels subject to long-term management agreements, of $6 million and $5 million for the three months ended June 30, 2017 and June 30, 2016, respectively and $11 million and $10 million for the six months ended June 30, 2017 and June 30, 2016, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
SG&A expenses	$90	$75	$15	20.8%	$189	$163	$26	15.9%
Less: rabbi trust impact	(8)	(4)	(4)	(80.3)%	(20)	(4)	(16)	(386.5)%
Less: stock-based compensation expense	(5)	(4)	(1)	(43.3)%	(21)	(20)	(1)	(5.4)%
Adjusted SG&A expenses	$77	$67	$10	15.7%	$148	$139	$9	6.4%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Americas management and franchising	$12	$11	$1	7.4%	$25	$25	$—	(0.4)%
ASPAC management and franchising	11	10	1	1.7%	20	19	1	1.9%
EAME/SW Asia management and franchising	8	8	—	0.7%	17	17	—	0.6%
Owned and leased hotels (a)	5	3	2	89.0%	9	6	3	56.7%
Corporate and other	41	35	6	20.7%	77	72	5	7.3%
Adjusted SG&A expenses	$77	$67	$10	15.7%	$148	$139	$9	6.4%

(a) The increase in the owned and leased hotels segment Adjusted SG&A was primarily driven by a reclassification of departmental expense from corporate and other.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$500	$512	$(12)	(2.4)%	$982	$989	$(7)	(0.7)%
Non-comparable owned and leased hotels (a)	77	47	30	63.6%	167	86	81	93.5%
Owned and leased hotels revenues	$577	$559	$18	3.2%	$1,149	$1,075	$74	6.9%

Expenses
Comparable owned and leased hotels	$369	$371	$2	0.7%	$730	$728	$(2)	(0.2)%
Non-comparable owned and leased hotels (a)	60	41	(19)	(46.2)%	123	73	(50)	(70.0)%
Rabbi trust	1	1	—	(77.9)%	4	1	(3)	(415.4)%
Owned and leased hotels expenses	$430	$413	$(17)	(4.1)%	$857	$802	$(55)	(6.9)%

Owned and leased hotels operating margin percentage (a)	25.5%	26.1%		(0.6)%	25.4%	25.4%		—%

Comparable owned and leased hotels operating margin percentage	26.2%	27.4%		(1.2)%	25.7%	26.3%		(0.6)%
(a) Includes results of Miraval.

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items on our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset within our owned and leased hotels expenses for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our loyalty program for our owned and leased hotels are offset within our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.

(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	Change ($)	Change (%)	2017	2016	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$8	$4	$4	80.3%	$20	$4	$16	386.5%
Rabbi trust impact allocated to owned and leased hotels expense	1	1	—	77.9%	4	1	3	415.4%
Net gains and interest income from marketable securities held to fund our loyalty program allocated to owned and leased hotels revenues	1	2	(1)	(47.2)%	1	3	(2)	(60.4)%
Net gains and interest income from marketable securities held to fund operating programs	$10	$7	$3	56.6%	$25	$8	$17	223.5%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Capital Expenditures
Maintenance	$26	$15	$39	$26
Enhancements to existing properties	41	13	63	24
Investment in new properties under development or recently opened	16	19	31	35
Total	$83	$47	$133	$85

	Three Months Ended June 30,		Six Months Ended June 30,
Investment Spending (a)	2017	2016	2017	2016
Acquisitions, net of cash acquired (b)	$(2)	$238	$243	$238
Contributions to investments	15	2	23	17
Other	7	2	10	11
Total	$20	$242	$276	$266

(a) Investment spending, as we have disclosed above, is a non-GAAP measure. Investment spending includes our cash expenditures related to acquisitions and equity, debt and other investments. This measure assists us in comparing our cash expenditures on all types of investments over various reporting periods on a consistent basis. Refer to the condensed consolidated statements of cash flows filed with our quarterly report on Form 10-Q for details of our cash used in investing activities, noting that the Other investment spending is included in other investing activities on the condensed consolidated statements of cash flows.
(b) Working capital adjustments subsequent to our acquisition of Miraval resulted in cash receipts during the three months ended June 30, 2017.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Owned and leased hotels (a)

	June 30, 2017		June 30, 2016		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Full service hotels
United States	26	14,801	26	15,594	—	(793)
Other Americas	3	1,548	3	1,548	—	—
ASPAC	1	601	1	601	—	—
EAME/SW Asia	9	1,933	10	2,252	(1)	(319)
Select service hotels
United States	1	171	1	171	—	—
EAME/SW Asia	1	330	1	330	—	—
Total owned and leased hotels	41	19,384	42	20,496	(1)	(1,112)

Wellness	3	421	—	—	3	421

Total owned and leased properties and rooms/units	44	19,805	42	20,496	2	(691)

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Managed and franchised hotels (includes owned and leased hotels)

	June 30, 2017		June 30, 2016		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	97	52,835	97	53,234	—	(399)
Other Americas managed	22	7,506	18	6,590	4	916
United States franchised	46	14,222	43	13,515	3	707
Other Americas franchised	1	44	1	44	—	—
Subtotal	166	74,607	159	73,383	7	1,224
Select service hotels
United States managed	54	7,653	55	7,699	(1)	(46)
Other Americas managed	9	1,335	7	1,038	2	297
United States franchised	275	37,781	246	33,628	29	4,153
Other Americas franchised	5	801	2	266	3	535
Subtotal	343	47,570	310	42,631	33	4,939
ASPAC
Full service hotels
ASPAC managed	78	28,483	70	25,717	8	2,766
ASPAC franchised	3	1,286	3	1,286	—	—
Subtotal	81	29,769	73	27,003	8	2,766
Select service hotels
ASPAC managed	9	1,448	5	826	4	622
Subtotal	9	1,448	5	826	4	622
EAME/SW Asia
Full service hotels
EAME managed	40	10,166	38	9,650	2	516
SW Asia managed	33	9,811	31	9,164	2	647
EAME franchised	1	79	—	—	1	79
Subtotal	74	20,056	69	18,814	5	1,242
Select service hotels
EAME managed	5	839	5	839	—	—
SW Asia managed	7	988	6	887	1	101
EAME franchised	1	349	—	—	1	349
Subtotal	13	2,176	11	1,726	2	450
Total managed and franchised hotels	686	175,626	627	164,383	59	11,243
Wellness	3	421	—	—	3	421
All inclusive	6	2,401	6	2,401	—	—
Vacation ownership	16	1,038	16	1,038	—	—
Residential	20	2,562	18	2,417	2	145

Total properties and rooms/units	731	182,048	667	170,239	64	11,809

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	June 30, 2017		June 30, 2016		Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	40	7,811	38	7,347	2	464
Grand Hyatt	47	25,492	46	25,216	1	276
Hyatt Regency	179	79,980	169	76,698	10	3,282
Hyatt	19	3,519	24	5,328	(5)	(1,809)
Andaz	16	3,455	12	2,439	4	1,016
Hyatt Centric	15	3,283	8	1,399	7	1,884
The Unbound Collection by Hyatt	5	892	4	773	1	119
Hyatt Place	287	40,034	256	35,350	31	4,684
Hyatt House	78	11,160	70	9,833	8	1,327
Hyatt Ziva	4	1,860	4	1,860	—	—
Hyatt Zilara	2	541	2	541	—	—
Miraval	3	421	—	—	3	421
Hyatt Residence Club and Residential	36	3,600	34	3,455	2	145
Total	731	182,048	667	170,239	64	11,809

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
For the Three Months Ended June 30, 2017
($ in millions)

	Rooms	Transaction / Opening Date	2Q17 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Andaz 5th Avenue	184	2Q16
Hyatt Regency Birmingham, United Kingdom	319	3Q16
Hyatt Regency Grand Cypress	815	2Q17
Hyatt Regency Louisville	393	2Q17
Total Owned and Leased Hotels Dispositions			$(4)

Unconsolidated Hospitality Venture Hotels
Hyatt Place Columbia / Downtown / The Vista	132	3Q16
Hyatt Place Princeton	122	3Q16
Andaz Maui at Wailea Resort (a)	300	4Q16
Hyatt Place Atlanta / Perimeter Center	150	4Q16
Hyatt Place Fort Worth / Hurst	127	4Q16
Hyatt Place Fort Worth / Cityview	127	4Q16
Hyatt Place Phoenix / Gilbert	127	1Q17
Playa Hotels & Resorts (six all inclusive hotels)	2,401	1Q17
Total Unconsolidated Hospitality Venture Hotels Dispositions (b) (c)			$(11)

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(15)

Acquisitions or Openings
Owned and Leased Hotels
The Confidante Miami Beach, part of The Unbound Collection by Hyatt	363	2Q16
Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt	119	3Q16
Andaz Maui at Wailea Resort (a)	300	4Q16
Total Owned and Leased Hotels Acquisitions or Openings			$7

Unconsolidated Hospitality Venture Hotels
Hyatt Place Washington DC / Georgetown / West End	168	2Q16
Hyatt Place Celaya	145	4Q16
Hyatt Place São José do Rio Preto	152	4Q16
Andaz Delhi	401	4Q16
Andaz Mayakoba Resort Riviera Maya	214	4Q16
Hyatt Regency Andares Guadalajara	257	1Q17
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (b) (d)			NM

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$7

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$(8)

(a) In 4Q16, Hyatt acquired its partners' interests in Andaz Maui at Wailea Resort.
(b) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.

(c) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(d) Includes the opening of a hotel by the venture or the Company's acquisition of an equity interest in the venture.